SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  N/A)

Filed by the registrant  ☒
Filed by a party other than the registrant  ☐
Check the appropriate box:		☐	Confidential, for Use of
☐	Preliminary proxy statement		the Commission Only (as
☒	Definitive proxy statement		permitted by Rule 14a-6(e)(2)
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SOUTHCREST FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2008

TO THE SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc., which will be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on Thursday, May 15, 2008, at 1:00 p.m. local time.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  We will also report on our operations during the past year and during the first quarter of 2008 as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

To ensure the greatest number of shareholders will be present either in person or by proxy, we ask that you mark, date and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible.  If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person.  You may revoke your proxy at any time before it is voted.

Sincerely,

/s/ Daniel W. Brinks
Daniel W. Brinks
Chairman and Chief Operating Officer

SOUTHCREST FINANCIAL GROUP, INC.
600 North Glynn Street, Suite B
Fayetteville, Georgia  30214

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2008

Notice is hereby given that the 2008 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc. will be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on Thursday, May 15, 2008, at 1:00 p.m. local time for the following purposes:

1.
Elect Directors.  To consider and vote upon the election of three (3) directors to serve as Class I Directors of SouthCrest Financial Group, Inc. until the 2011 Annual Meeting of Shareholders, and until their respective successors have been elected and qualified.

2.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail.  We urge you to review these materials carefully.

Only shareholders of record at the close of business on April 1, 2008 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.  All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors,

/s/ Daniel W. Brinks
Daniel W. Brinks
Chairman and Chief Operating Officer

April 8, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SOUTHCREST FINANCIAL GROUP, INC.  IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.
MAY 15, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of SouthCrest Financial Group, Inc., a Georgia corporation, in connection with the solicitation of proxies by SouthCrest’s Board of Directors from holders of SouthCrest’s common stock, for use at the 2008 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc. to be held at The Hampton Inn , 110 Meeting Place Drive,  Fayetteville, Georgia, on Thursday, May 15, 2008, at 1:00 p.m. local time, and at any adjournments or postponements thereof.  Unless otherwise clearly specified, the term “SouthCrest” includes SouthCrest Financial Group, Inc. and its subsidiaries, Bank of Upson, The First National Bank of Polk County, Peachtree Bank and Bank of Chickamauga.

The Meeting is being held to consider and vote upon the proposal summarized under “Summary of Proposal” below and described in greater detail in this Proxy Statement.  SouthCrest’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matter described in this Proxy Statement.

The 2007 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2007, is included with this mailing.  These proxy materials are first being mailed to the shareholders of SouthCrest on or about April 15, 2008.

The principal executive offices of SouthCrest Financial Group, Inc. are located at 600 North Glynn Street, Suite B, Fayetteville, Georgia  30214, and our telephone number is (770) 461-2781.

Summary of Proposal

The proposal to be considered at the Meeting may be summarized as follows:

Proposal One.  To consider and vote upon the election of three (3) directors to serve as Class I Directors of SouthCrest Financial Group, Inc. until the 2011 Annual Meeting of Shareholders, and until their respective successors have been elected and qualified.  The Board of Directors recommends that you vote FOR this proposal.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date defined below are entitled to one vote per share on each matter to be considered and voted upon at the Meeting.  To hold a vote on any proposal, a quorum must be present with respect to that proposal.  A quorum is a majority of the total votes entitled to be cast by the holders of the outstanding shares of common stock.  In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present.  A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal.  This means that the three (3) nominees for Class I Director receiving the greatest number of votes will be elected.

Any other proposal that is properly brought before the Meeting will require the affirmative vote of a majority of the votes cast at the Meeting in person or by proxy and entitled to vote with respect to the proposals.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists.  This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to any proposal.

Record Date, Solicitation and Revocability of Proxies

The Board of Directors of SouthCrest Financial Group, Inc. has fixed the close of business on April 1, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting.  Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Meeting.  At the close of business on the Record Date, there were 3,931,528 shares of common stock issued and outstanding, which were held by approximately 825 holders of record.

Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies.  If no instructions are indicated, such shares of common stock will be voted “FOR” the Class I Director Nominees named on the proxy and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting.  If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by:  (i) giving written notice of revocation to the Secretary of SouthCrest, (ii) properly submitting to SouthCrest a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person.  All written notices of revocation or other communications with respect to proxies should be addressed as follows:  SouthCrest Financial Group, Inc., 600 North Glynn Street, Suite B, Fayetteville, Georgia  30214, Attention: Douglas J. Hertha Secretary.

The cost of soliciting proxies for the meeting will be paid by SouthCrest.  In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, SouthCrest will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by SouthCrest, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and SouthCrest will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Director Nominees

SouthCrest's Board of Directors consists of nine members and is divided into three classes.  Each class of directors serves a staggered three-year term.  The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director's successor.  The Board of Directors has decided to re-nominate the current Class I Directors for another term.  The Class I Directors' terms expire at the 2011 Annual Meeting and upon the election and qualification of their successors.

The Board of Directors unanimously recommends that the shareholders elect Richard T. Bridges, Daniel W. Brinks and Harvey N. Clapp as Class I Directors of SouthCrest Financial Group, Inc. until the 2011 Annual Meeting of Shareholders, each until their successor has been elected and qualified.

The following table shows for each Class I Director nominee:  (1) his name; (2) his age at December 31, 2007; (3) how long he has been a director of SouthCrest; (4) his position(s) with SouthCrest, other than as a director; and (5) his principal occupation and business experience for the past five years.  Except as otherwise indicated, each nominee has been engaged in his present principal occupation for more than five years.

Class I Director Nominee – Terms to Expire in 2011

Name (Age)	Director Since	Business Experience and Position with the Company

Richard T. Bridges (73)	1996	Attorney in a sole proprietorship law firm, Richard T. Bridges d/b/a The Law Office of Richard T. Bridges; also serves as a director of Bank of Upson

Daniel W. Brinks (62) *	1996
Chairman and Chief Operating Officer of SouthCrest since 2004;  Vice-Chairman and Chief Executive Officer of Bank of Upson since 2007;  President and Chief Executive Officer of the Bank of Upson from 1986 through 2007; previously President of Upson Bancshares, Inc. since 1996; also serves as a director of Bank of Upson and The First National Bank of Polk County

Harvey Clapp (58)	2006
President and Chief Executive Officer of Peachtree Bank; also serves as Chairman of the Board of Peachtree Bank  Mr. Clapp was elected to the Board by the Board of Directors in 2006 pursuant to the terms of the merger agreement with Maplesville Bancorp.

*	Daniel W. Brinks’ wife is the niece of Director Zack D. Cravey, Jr. and cousin of Director Joan Cravey.

SOUTHCREST’S BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO
CLASS I DIRECTOR POSITIONS.

Continuing Directors

The following two tables show for each director whose term has not yet expired:  (1) his or her name; (2) his or her age at December 31, 2007; (3) how long he or she has been a director of SouthCrest; (4) his or her position(s) with SouthCrest, other than as a director; and (5) his or her principal occupation and business experience for the past five years.  Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

Continuing Class II Directors – Term to Expire in 2009

Name (Age)	Director Since	Business Experience and Position with the Company

Zack D. Cravey, Jr. (81) *	1996
Retired from law practice on July 31, 2006.  Prior to that time was Attorney and Of Counsel to the firm of Chorey, Taylor and Feil, Atlanta Georgia, as well as legal counsel to the Bank of Upson since 1986; also serves as a director of Bank of Upson

Larry T. Kuglar (62)	2004
President and Chief Executive Officer of SouthCrest since 2004; President and Chief Executive Office of The First National Bank of Polk County since 1984; previously President and Chief Executive Officer of First Polk Bankshares, Inc. since 1986; also serves as a director of Bank of Upson and The First National Bank of Polk County

Michael D. McRae (57)	2004	Attorney with the firm of McRae, Stegall, Peek, Harman, Smith and Manning, LLP; also serves as a director of The First National Bank of Polk County

*	Zack D. Cravey, Jr. is the father of Director Joan Cravey and the uncle of Chairman Daniel W. Brinks’ wife.

Continuing Class III Directors – Term to Expire in 2010

Name (Age)	Director Since	Business Experience and Position with the Company

Joan Cravey (56) *	2006	Complex litigation attorney in the Atlanta area for the past 20 years; also serves as a director of Bank of Upson

Dr. Warren Patrick (68)	1996	Retired radiologist; also serves as a Chairman of the Board of Bank of Upson

Harold W. Wyatt, Jr. (69)	2004	Managing Partner of Wyatt Investment Group since 2002; President of Wyatt Properties, II, Inc.; also serves as Chairman of the Board of The First National Bank of Polk County.

*	Joan Cravey is the daughter of Director Zack D. Cravey, Jr. and the cousin of Chairman Daniel W. Brinks’ wife. She was recommended for Board membership by a non-management director.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

•	Richard T. Bridges	•	Michael D. McRae
•	Joan Cravey	•	Dr. Warren Patrick
•	Zack D. Cravey, Jr.	•	Harold W. Wyatt, Jr.

In determining that each director could exercise independent judgment in carrying out his or her responsibilities, the Board of Directors considered any transactions, relationships and arrangements between the Company or the Bank and the director and his or her family.  The Board considered the relationship of Daniel Brinks with Zack and Joan Cravey, as well as the legal services provided by Richard Bridges and Michael McRae to Bank of Upson and The First National Bank of Polk County, respectively.  After reviewing the above, the Board determined that those issues did not interfere with those directors’ ability to exercise independent judgment.

Board Meetings and Committees

The Board of Directors of SouthCrest held eight meetings during 2007.  All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served.

SouthCrest does not have a formal policy regarding its board members’ attendance at the Annual Meeting of Shareholders; however, board members are encouraged to attend any and all shareholder meetings.  Eight of the directors attended the 2007 Annual Meeting of Shareholders.

Nominations.  SouthCrest’s Board of Directors has not created a standing nominating committee for director nominees and has not adopted a nominating committee charter.  Rather, the full Board of Directors participates in the consideration of director nominees.  Because of its current size, SouthCrest believes a standing nominating committee for director nominees is not necessary.

SouthCrest has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of SouthCrest, and professionals in the financial services and other industries.  Similarly, the Board does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of SouthCrest and the financial services industry; experience in serving as a director of SouthCrest or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by SouthCrest; commitment to and availability for service as a director; and any other factors the Board deems relevant.  Recommendations for individuals to serve on SouthCrest’s board may be submitted to SouthCrest Financial Group, Inc., 600 North Glynn Street, Suite B, Fayetteville, Georgia  30214, Attention: Douglas J. Hertha Secretary.

Audit Committee.  SouthCrest’s Audit Committee is comprised of Harold W. Wyatt, Jr. (Chairman) and Dr. Warren Patrick.  The committee met four times in 2007.  Although neither of the committee members meets the criteria specified under applicable Securities and Exchange Commission regulations for an “audit committee financial expert,” the Board of Directors believes each has the financial knowledge, business experience and independent judgment necessary for service on the audit committee.

The committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.  The Board of Directors has adopted a written charter for the committee, which is annually reviewed.  Under the charter, the committee has the authority and is empowered to:

▪	appoint, approve compensation, and oversee the work of the independent auditor;

▪	resolve disagreements between management and the auditors regarding financial reporting;

▪	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

▪	retain independent counsel and accountants to assist the committee;

▪	seek information it requires from employees or external parties; and

▪	meet with SouthCrest officers, independent auditors or outside counsel as necessary.

A copy of the committee charter is included as Appendix A to this Proxy Statement.

The Audit Committee Report is found in the “Audit Committee Matters” section of this Proxy Statement.

Compensation Committee. SouthCrest’s Compensation Committee is comprised of Richard T. Bridges, Joan Cravey, Zack D. Cravey, Jr., Michael D. McRae, Dr. Warren Patrick, and Harold W. Wyatt, Jr.  The committee held one meeting during 2007.  This committee has the authority to determine the compensation of SouthCrest’s executive officers and employees, and administers SouthCrest’s benefit and incentive plans.  The Compensation Committee determines executive and director compensation.  The Committee bases its decisions regarding executive compensation on a survey of compensation levels at publicly held bank holding companies headquartered in the State of Georgia, particularly those of similar asset size and profitability.  Information is obtained from proxy statement disclosures for these companies, including information related to salary, bonus and stock option awards.  Since the committee is composed of all independent directors, it has the authority to consult with and engage third parties to provide advice concerning compensation of its executives.  While the committee may receive input from Chairman Brinks and President & CEO Kuglar, the Committee is not bound to follow their recommendation.  The Board of Directors has not adopted a written charter for the committee.

In 2007, no officer, employee, or former officer of SouthCrest served as a member of the Compensation Committee.  During 2007, no executive officer of SouthCrest served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity of which any of SouthCrest’s independent directors served as an executive officer.

Director Compensation

2007 Director Compensation Table

The following table shows the total fees paid in 2007 to each of our directors for their service on the boards of the Company and its subsidiary banks:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Bridges	$22,400	$-	$-	$-	$-	$-	$22,400

Mr. Clapp (2)	14,100	-	-	-	-	-	14,100

Ms. Cravey	22,000	-	-	-	-	-	22,000

Mr. Cravey	22,200	-	-	-	-	-	22,200

Mr. McRae	25,200	-	-	-	-	-	25,200

Dr. Patrick	26,600	-	-	-	-	-	26,600

Mr. Wyatt	27,200	-	-	-	-	-	27,200
_________________________
(1)	Messrs. Brinks and Kuglar are also Named Executive Officers of the Company and their compensation as directors is reported under Executive Compensation below.

(2)
Mr. Clapp also receives compensation for services provided as an executive officer of the Company.  The table reports only the additional compensation that Mr. Clapp receives for services provided as a director.

Director Fees.  The Board of Directors has a policy for board fees for the directors of the Company and its subsidiary banks.  The Company’s Directors are paid $1,500 per bimonthly meeting attended and non-management directors receive $500 per committee meeting attended.  The Directors of the Bank of Upson and The First National Bank of Polk County are paid $1,000 per monthly meeting attended and outside directors are paid $200 per committee meeting attended.  The Directors of Peachtree Bank earn $550 per monthly meeting attended with no additional fees paid for committees.  The Directors of Bank of Chickamauga earn $500 per meeting.  All Directors and Executive Officers of the Company also serve on the Board of at least one of the subsidiary banks.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the Boards of Directors of SouthCrest, to serve until their successors are chosen and qualified.  The following table sets forth for each executive officer of the Company:  (1) the person’s name; (2) his age at December 31, 2007; (3) the year he was first elected as an officer of the Company; and (4) his positions with the Company, and his recent business experience for the past five years.

Name (Age)	Officer Since	Business Experience and Position with the Company

Daniel W. Brinks (62)	1996
Chairman and Chief Operating Officer of SouthCrest since 2004;  Vice-Chairman and Chief Executive of Bank of Upson since 2007;  President and Chief Executive Officer of the Bank of Upson from 1986 through 2007; previously President of Upson Bancshares, Inc. since 1996; also serves as a director of Bank of Upson and The First National Bank of Polk County

Larry T. Kuglar (62)	2004
President and Chief Executive Officer of SouthCrest since 2004; President and Chief Executive Office of The First National Bank of Polk County since 1984; previously President and Chief Executive Officer of First Polk Bankshares, Inc. since 1986; also serves as a director of Bank of Upson and The First National Bank of Polk County

Douglas J. Hertha (48)	2004
Senior Vice President and Chief Financial Officer of SouthCrest since 2004; Senior Vice President and Chief Financial Officer of The First National Bank of Polk County since 2004; Director of Bank of Chickamauga since August, 2007; previously, Vice President, Financial Projects Manager, BB&T Corporation from 2000 through 2004, and Vice President, Chief Financial Officer and Corporate Secretary, First Citizens Corporation from 1996 through 2000.

Harvey N. Clapp (58)	2006	President and Chief Executive Officer of Peachtree Bank since 1985; also serves as a Chairman of the Board of Peachtree Bank.

Trae D. Dorough (37)	2007
Senior Vice President of SouthCrest since 2007; has also served as Chief Lending Officer of SouthCrest Bank, a division of Bank of Upson, since 2004.  Director of Peachtree Bank since August, 2007.  From 2001 through 2004, Mr. Dorough served as Group Vice President for SouthTrust Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the other most highly compensated executive officers of the Company earning over $100,000 in total compensation for 2007 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Daniel W. Brinks	2007	$300,000	$100,000	$--	$23,920	$--	$179,768	(2)	$603,688
Chairman and Chief	2006	275,000	120,000	--	23,920	--	171,617		590,337
Operating Officer

Larry T. Kuglar.	2007	200,000	100,000	--	23,920	--	104,696	(3)	428,613
President and Chief	2006	187,000	100,000	--	23,920	--	85,622		396,542
Executive Officer

Douglas J. Hertha	2007	150,000	75,000	--	7,276	--	25,830	(4)	258,106
Vice President and Chief	2006	132,500	60,000	--	6,088	--	19,517		218,105
Financial Officer
_______________________
(1)	Value of Option Awards are calculated using the Black-Scholes option pricing model. Please refer to Note 10 in Notes to Consolidated Financial Statements in the Company’s 2007 Annual Report.

(2)
Includes for Mr. Brinks:  $118,656 benefit accrued in nonqualified deferred compensation plan, $33,200 board fees, $18,049 401(k) contribution, $5,006 ESOP contribution, and $4,856 life insurance premium.

(3)
Includes for Mr. Kuglar:  $50,532 benefit accrued in nonqualified deferred compensation plan, $32,000 board fees, $12,045 401(k) contribution, $5,006 ESOP contribution, and $5,110 life insurance premium.

(4)	Includes for Mr. Hertha: $9,552 benefit accrued in nonqualified deferred compensation plan, $2,150 board fees, $9,033 401(k) contribution, $4,402 ESOP contribution, and $693 life insurance premium.

Employment Agreements

Daniel W. Brinks.  Pursuant to an employment agreement with the Company and the Bank of Upson, Mr. Brinks will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above.  The period of employment was deemed to commence on September 30, 2004 and continued until September 30, 2007, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date.  At this time, Mr. Brinks’ employment agreement continues through September 30, 2010.  Mr. Brinks’ employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Brinks’ election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Brinks’ death or disability.

Larry T. Kuglar. Pursuant to an employment agreement with the Company and The First National Bank of Polk County, Mr. Kuglar will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment was deemed to commence on September 30, 2004 and continued until September 30, 2007, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date.  At this time, Mr. Kuglar’s employment agreement continues through September 30, 2010.  Mr. Kuglar’s employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Kuglar’s election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Kuglar’s death or disability.

Douglas J. Hertha.  Pursuant to an employment agreement with the Company, Mr. Hertha will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year.  The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment was deemed to commence on February 10, 2005 and continued until February 10, 2008, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date.  At this time, Mr. Hertha’s employment agreement continues through February 10, 2011.  Mr. Hertha’s employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Hertha’s election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Hertha’s death or disability.

Payments in the Event of Termination.  Each Named Executive Officer's employment agreement contains a provision that makes any payments in the event of a change-in-control subject to a tax cut-back equal to the amount needed to prevent a "parachute payment" in excess of three times the officer's "base amount," as defined in Section 280G of the Internal Revenue Code.  In all cases when employment of a Named Executive Officer is terminated for any reason whether by decision of the executive or the Company, then the Company will pay the officer his accrued compensation and benefits.  Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements.  Pursuant to the terms of the employment agreement, if the Named Executive Officer’s employment is terminated for any reason, the Named Executive Officer will be prohibited from competing or soliciting employees within the geographic area set forth in their employment agreement for a period of 24 months after the date of termination of his employment.

If SouthCrest terminates a Named Executive Officer’s employment for “Cause,” then the Company will pay the officer only his accrued compensation and benefits.  “Cause” is defined in each executive’s employment agreement; it generally means willful misconduct or failure to perform the responsibilities under the terms of the agreement.

Under the terms of each Named Executive Officer’s employment agreement, if a Named Executive Officer makes a voluntary termination of his employment without good reason, then the Company will pay the officer his accrued compensation and benefits.  Under the terms of each Named Executive Officer’s salary continuation agreement, the Named Executive Officer would be entitled to receive, in a lump sum, cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance.

In the event that a Named Executive Officer’s employment is terminated by the Company without cause or by the Named Executive Officer in the event of the Company’s material breach of the agreement, SouthCrest will be required to meet its obligations under the existing employment agreement for a term equal to the remaining months of the term of the employment agreement with respect to the Named Executive Officer’s compensation and life, health and dental insurance coverages.  Each of our Named Executive Officer’s have employment agreements that automatically renews annually, such that upon each anniversary the employment agreement runs for three years.

Under the terms of each Named Executive Officer’s salary continuation agreement, the Named Executive Officer would be entitled to receive, in a lump sum cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance.  Mr. Brinks is currently 60% vested in his accrued liability retirement balance, and will annually vest an additional 10%.  Mr. Kuglar is 100% vested.  Mr. Hertha will become 50% vested upon reaching age 60, and will then annually vest an additional 10%.

None of our executives are currently eligible for retirement.  Upon reaching normal retirement age (65), each Named Executive Officer will be entitled to receive continued payments upon retirement from SouthCrest pursuant to the terms of each Named Executive Officer’s salary continuation agreement with the Company.

Under the terms of their respective employment agreements, if, in the event of a change in control of SouthCrest, Messrs. Brinks or Kuglar are terminated without cause or their responsibilities are materially changed, the Company will be required to make a lump sum, cash severance payment of up to three times the executive’s highest total annual compensation during the term of the agreement.  The severance will be reduced if necessary to avoid treatment as a “parachute payment” under Section 280(g) of the Internal Revenue Code.  Under the terms of Mr. Hertha’s employment agreement, if Mr. Hertha is terminated without cause or his responsibilities are materially changed, he would be entitled to a lump sum, cash severance payment up to his highest total annual compensation during the term of his agreement.

Under the terms of each Named Executive Officer’s salary continuation agreement, in the event of a change in control of SouthCrest, the executive would become fully vested in the benefits provided by the salary continuation agreement such that, upon attaining the normal retirement age, he would be entitled to payments under the plan as if he had been employed by SouthCrest through normal retirement age.

Under the terms of each Named Executive Officer’s salary continuation agreement, in the event the executive dies, SouthCrest will pay the accrued liability retirement balance to the executive’s beneficiary in a lump sum, cash payment.  Under the terms of split dollar life insurance agreements with each of the Named Executive Officers, if an executive dies while employed by SouthCrest, following retirement, disability or a change of control, the executive is entitled to receive a portion of the net at risk portion (total proceeds less cash surrender value) of the insurance proceeds.

If a Named Executive Officer becomes disabled and is no longer able to perform his duties and responsibilities as an officer of the Company, then he will receive disability insurance in an amount equal to the lesser of $120,000 per year or 60% of his compensation pursuant to the Company’s group disability plan.  He would also be entitled to any accrued compensation and benefits pursuant to the terms of his employment agreement.  He would also be entitled to receive, in a lump sum cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance.

Life Insurance Plans.

Mr. Brinks, Mr. Kuglar and Mr. Hertha have life insurance policies that are maintained under agreements with Bank of Upson and The First National Bank of Polk County, respectively.  The Banks pay the premiums due under these policies and a portion of the death benefit under each life insurance policy will be paid to the Banks as reimbursement for the payment of such premiums.  Under the terms of these agreements, in the event Messrs. Brinks, Kuglar, or Hertha or the other officers participating in the plan are terminated or removed for any reason other than for cause following a change of control, they become 100% vested in the benefits promised under their agreements with the Bank.  As of December 31, 2007, premiums paid on policies totaled $1,767,000 on behalf of Mr. Brinks, $719,000 on behalf of Mr. Kuglar, $933,000 on behalf of Mr. Hertha and $12,833,000 on behalf of all other officers.  The expected benefits to be paid to Mr. Brinks, Mr. Kuglar, Mr. Hertha and the other officers under this plan are being accrued over the service period which began the date the plan was initiated or the date the officer was entered into the plan, whichever is later, and ends at their retirement date.  The expenses recognized for all officers participating under this plan for the years ended December 31, 2007, 2006, and 2005 were $470,000, $251,000 and $325,000, respectively.

2008 Compensation.  The Board of Directors of SouthCrest has established the following compensation levels for the Named Executive Officers:

Name	2007 Annual Base Salary	2008 Annual Base Salary
Daniel W. Brinks	$300,000	$300,000
Larry T. Kuglar	$200,000	$200,000
Douglas J. Hertha	$150,000	$155,000

Outstanding Equity Awards at 2007 Fiscal Year End Table

The following table sets forth information at December 31, 2007, concerning outstanding awards previously granted to the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel W. Brinks	60,000	12,000	12,000	(1)	$23.45	12-15-2015	-	-	-	-

Larry T. Kuglar	60,000	12,000	12,000	(1)	$23.45	12-15-2015	-	-	-	-

Douglas J. Hertha	2,000	3,000	3,000	(2)	$23.45	12-15-2015	-	-	-	-
	-	1,000	1,000	(3)	$23.10	12-14-2016
_________________________
(1)	Options vest at the rate of 4,000 per year beginning December 15, 2008.

(2)	Options vest at the rate of 1,000 per year beginning December 15, 2008.

(3)	Options become fully vested on December 14, 2011.

RELATED PARTY TRANSACTIONS

SouthCrest and its subsidiary banks have banking and other business transactions in the ordinary course of business with directors and officers of SouthCrest and the Banks and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest.  These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties.

SouthCrest recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that SouthCrest’s decisions are based on considerations other than the Company’s and its shareholders’ best interests.  Therefore, SouthCrest’s Board of Directors, and the boards of its subsidiary banks, have adopted the following policies and procedures with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which SouthCrest or a subsidiary bank participates and in which any related party has a direct or indirect material interest, other than transactions available to all employees or customers generally.

Under the policy, any related party transaction must be reported to the Board of Directors and may be consummated or may continue only (i) if the Board of Directors approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors.  The Board of Directors may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

From time to time, SouthCrest’s subsidiary Banks will make loans to the directors and officers of SouthCrest and the Banks and their affiliates.  None of these loans are currently on nonaccrual, past due, restructured or potential problem loans.  All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

SouthCrest’s subsidiary Banks have employed certain employees who are related to SouthCrest’s Executive Officers and/or Directors.  These individuals are compensated consistent with the Banks policies that apply to all employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and certain officers of SouthCrest, and persons who beneficially own more than 10% of SouthCrest’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and any other equity securities of SouthCrest.  SouthCrest is required to identify each director, officer or beneficial owner of more than 10% of SouthCrest’s common stock who failed to timely file any such report with the SEC.  To our knowledge, based solely on a review of the copies of these reports and certifications from its directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2007.  In regard to beneficial owners of more than 10% of outstanding shares of common stock, SouthCrest is not aware that any person beneficially owns more than 10% of its common stock.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.  Management is responsible for the Company’s internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reports as follows with respect to the audit of the Company’s 2007 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2007 audited consolidated financial statements with the Company’s management;

•
The Audit Committee has discussed with the independent registered public accounting firm Dixon Hughes, PLLC the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (which relates to the registered public accounting firm’s independence from the corporation and its related entities) and has discussed with the registered public accounting firm the registered public accounting firm’s independence from the Company; and

•
Based on review and discussions of the Company’s 2007 audited consolidated financial statements with management and discussions with the independent registered public accounting firm, as described above, the Audit Committee recommended to the Board of Directors that the Company’s 2007 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 19, 2008	Audit Committee:	Dr. Warren Patrick
Harold W. Wyatt, Jr.

Independent Registered Public Accounting Firm

The independent registered accounting firm of Dixon Hughes PLLC has been selected by SouthCrest to serve as its independent auditors for SouthCrest for the year ended December 31, 2008, and has served as SouthCrest’s independent auditors since 2005.  A representative of Dixon Hughes is expected to be present at the 2008 Annual Meeting of Shareholders and will be given the opportunity to make a statement on behalf of the firm if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

The following table sets forth the fees billed to SouthCrest for the years ended December 31, 2007 and 2006 by Dixon Hughes:

	2007	2006
Audit fees (1)	$142,100	116,048
Audit-related fees (2)	28,700	16,600
Tax fees (3)	-0-	-0-
All other fees (4)	-0-	-0-
Total Fees	$170,800	$132,048
_______________________

(1)
Audit fees represent fees billed by Dixon Hughes for professional services rendered in connection with the (1) audit of SouthCrest’s annual financial statements, (2) review of the financial statements included in SouthCrest’s quarterly filings on Form 10-Q and annual filings on Form 10-K, and (3) review of information included in registration statements.

(2)
Audit related fees represent fees for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of SouthCrest’s financial statements and not included in “Audit Fees” above.  Audit related fees consist of audits of employee benefit plans and consultation regarding various accounting issues.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Dixon Hughes for tax compliance, tax advice and tax planning.

(4)	During 2007 and 2006, Dixon Hughes did not provide us with or bill us for any other services.

The services provided by Dixon Hughes are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures of the Audit Committee.  The Audit Committee pre-approves all audit and non-audit services provided by SouthCrest’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2007 and 2006, 100% of the fees incurred were pre-approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock that, as of December 31, 2007, are beneficially owned by (a) each Director and Named Executive Officer of the Company; (b) all Directors and Executive Officers, as a group; and (c) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent filings with the SEC and the information contained in those filings.  Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his shares.  The address of each person is c/o SouthCrest Financial Group, Inc., 600 North Glynn St., Suite B, Fayetteville, Georgia  30214.

Name	Number of Shares Beneficially Owned[1]		Percent of Class
Directors & Named Executive Officers
Richard T. Bridges	12,222		*
Daniel W. Brinks	131,353	[2]	3.29%
Harvey N. Clapp	94,030		2.39%
Joan Cravey	50,971		1.30%
Zack D. Cravey, Jr.	201,207	[3]	5.12%
Larry T. Kuglar	99,000	[4]	2.48%
Michael D. McRae	10,425	[5]	*
Dr. Warren Patrick	15,321	[6]	*
Harold W. Wyatt, Jr.	150,064	[7]	3.82%

Non-Director Named Executive Officers
Douglas J. Hertha	3,000	[8]	*

Directors and Executive Officers, as a Group (11 persons)	770,593	[9]	19.04%

Other 5% Shareholders:
Robert Cravey	218,510	[10]	5.56%

_______________________

[1]
Information relating to beneficial ownership of the Company is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act.  Some or all of the shares may be subject to margin accounts.

[2]	Represents 33,206 shares held directly and 42,147 shares held by Mr. Brinks’ spouse, and also includes 56,000 shares that Mr. Brinks has the right to acquire within 60 days after December 31, 2007.
[3]	Represents 154,103 shares held directly and 47,104 shares held by Mr. Cravey’s spouse.
[4]
Represents 39,044 shares held directly and 3,956 shares held by Mr. Kuglar’s spouse, and also includes 56,000 shares that Mr. Kuglar has the right to acquire within 60 days after December 31, 2007.  6,272 shares are pledged as security.

[5]	Represents 10,375 shares held directly and 50 shares held by Mr. McRae’s spouse.
[6]	Represents 14,279 shares held directly by Dr. Patrick and 1,042 shares held by Dr. Patrick’s spouse.
[7]	Represents 2,000 shares held directly and 148,064 shares held by Wyatt Investment Group, LP, of which Mr. Wyatt is the managing member.
[8]	Includes 2,000 shares that Mr. Hertha has the right to acquire within 60 days after December 31, 2007.
[9]	Includes 116,000 shares which individuals have the right to acquire within 60 days after December 31, 2007.
[10]	According to a Schedule 13G filed on February 14, 2006, Mr. Cravey has sole voting and dispositive power over 118,920 shares and has joint voting and dispositive power over 99,590 shares.
* Less than 1% of outstanding shares.

SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in SouthCrest’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by SouthCrest at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to December 16, 2008 for next year’s annual meeting.  The persons named as proxies in SouthCrest’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date.  SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to Douglas J. Hertha, Chief Financial Officer of SouthCrest at SouthCrest’s principal office at 600 North Glynn Street, Suite B, Fayetteville, Georgia  30214.  The Chief Financial Officer will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Management of SouthCrest does not know of any matters to be brought before the Meeting other than those described above.  If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Daniel W. Brinks
Daniel W. Brinks
Chairman & Chief Operating Officer

April 8, 2008

Appendix A

SouthCrest Financial Group, Inc.

Audit Committee Charter

Statement of Purpose

The Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities through its monitoring of  (a) the integrity of the financial reporting process of the Company, (b) the qualifications, independence and hiring of the Company’s independent auditor, (c) the work of the Company’s internal auditor and the Company’s system of internal and financial reporting controls, and (d) the Company's process for monitoring compliance with laws and regulations and the code of conduct.

Membership

The audit committee will consist of at least two independent members.  Independence means that members of this committee, except for board or committee fees paid for the member’s service in their capacity as a member of the committee or the board, may not accept any consulting, advisory, or other compensatory fee from the company or be an affiliated person of the company or any of its subsidiaries.  The board or its nominating committee will appoint committee members and the committee chair.  The board shall have the sole authority to appoint and replace members of the committee when necessary.  In addition, the board shall have the authority to establish compensation to be received by committee members.

Meetings

The committee may meet as often as it determines necessary, but not less than quarterly.  All committee members are expected to attend each meeting, in person or via teleconference. The committee shall meet with the Company’s internal auditor and with its independent auditor.  The committee may invite legal counsel and members of management to attend its meetings, and shall regularly meet in executive session without members of management in attendance.  Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.  The committee chairman shall designate a secretary to record minutes of each meeting.  The audit committee shall review internal audit reports presented to the audit committees of the bank subsidiaries along with copies of minutes of subsidiary audit committee meetings.

Authority

The audit committee shall have the authority and be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the company, including resolution of disagreements between senior management and the firm, for the purpose of preparing or issuing an audit report or related work, and such firm shall report directly to the audit committee.

The committee shall pre-approve all auditing and non-audit services before such services are rendered. The committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility.  It has the right to retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.  It may seek any information it requires from employees.  Employees shall cooperate fully with the committee’s requests or that of authorized external parties.

The committee shall also establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

Responsibilities

The committee will carry out the following responsibilities:

Financial Reporting

1.	Review with management and the external auditors the results of the audit, including any difficulties encountered.
2.
Review significant accounting and reporting issues, including matters requiring significant judgment used in preparing the company’s financial statements,  changes in the selection or application of accounting principles, and new accounting pronouncements to determine their potential impact on the company’s financial statements.

3.	Review the annual financial statements and the Form 10K, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.
4.	Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.
5.	Review with management and the independent auditors all matters required to be communicated to the committee under generally accepted auditing standards.
6.
Review interim financial reports, including Form 10-Q, with management and the independent auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.

Internal and Financial Reporting Controls

1.	Consider the effectiveness of the company's internal and financial reporting control system, including information technology security and control.
2.
Understand the scope of internal auditor’s and independent auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

Internal Audit

1.	Review with management and the internal auditor the internal audit schedule, activities, staffing, and organizational structure of the internal audit function.
2.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the internal auditor.
3.	Review the effectiveness of the internal audit function.
4.	On a regular basis, meet separately with the internal auditor to discuss any matters that the committee or internal auditor believes should be discussed privately.

Independent Auditor

1.	Meet with the independent auditors' to discuss required communications of the independent auditor and to review the results or findings of the auditor’s procedures.
2.	Review the performance of the independent auditors.
3.	Exercise final approval on the appointment or discharge of the auditors.
4.
Review and confirm the independence of the auditors by obtaining statements from the auditors on relationships between the auditors and the company, including non-audit services, and discussing those relationships with the auditors.

5.	On a regular basis, meet separately with the independent auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance Responsibilities

1.
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

2.	Review the findings of any examinations by regulatory agencies, and any auditor observations.
3.	Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

4.
Establish and maintain a process for the receipt, retention, and treatment of complaints received by the company with regard to accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5.	Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities

1.	Provide regular updates to the board of directors about its activities and recommendations.
2.	Provide an open avenue of communication between internal audit, the independent auditors, and the board of directors.
3.
Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

4.	Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities

1.	Perform other activities related to this charter as requested by the board of directors.
2.	Institute and oversee special investigations as needed.
3.	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
4.	Confirm annually that all responsibilities outlined in this charter have been carried out.
5.	Evaluate the committee's and individual members' performance on a regular basis.

Limitations

The Audit Committee’s duties and responsibilities are detailed in this Charter.  The committee is not responsible for planning or conducting audits.

REVOCABLE PROXY
SOUTHCREST FINANCIAL GROUP, INC.
REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2008

The undersigned hereby appoints Daniel W. Brinks and Larry T. Kuglar, or either of them, each with full power of substitution, as Proxies to vote all shares of the $1.00 par value common stock of SouthCrest Financial Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Thursday, May 15, 2008, at 1:00 pm, local time, at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting.  If a vote is not specified, the Proxies will vote for approval of the proposals.  At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

1.           Election of Directors: Authority for the election of Richard T. Bridges, Daniel W. Brinks and Harvey N. Clapp, to serve as Class I Directors to serve until the 2011 Annual Meeting of Shareholders, each until their successors are elected and qualified.

FOR _____	WITHHOLD _____	FOR ALL EXCEPT _____

INSTRUCTION:
To withhold authority to vote for one or more individual nominee, mark “FOR ALL EXCEPT” above, and write the name(s) of the nominee(s) on this line:  ______________________________________________________________________________

The Board of Directors recommends a vote “FOR” the above listed proposal:

THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS
AND MAY BE REVOKED PRIOR TO ITS EXERCISE

Please be sure to sign and date this Proxy.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

SOUTHCREST FINANCIAL GROUP, INC.

Please sign exactly as name appears on the label below.  When shares are held by joint tenants both should sign.  When signing as attorney, administrator, trustee, or guardian please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.